Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWER,
PREFERENCES AND RIGHTS
OF
SERIES E CONVERTIBLE PREFERRED STOCK OF
WOUND MANAGEMENT TECHNOLOGIES, INC.
___________________

Pursuant to Section 21.155 of the
Texas Business Organizations Code
___________________

Wound Management Technologies, Inc. (the “Corporation”), a corporation organized and existing under the Texas Business Organizations Code (the “Code”),

DOES HEREBY CERTIFY:

A.           That, pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article Four of the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), the Board of Directors duly adopted at a meeting held on May 9, 2014, a resolution providing for the creation of a series of preferred stock, par value $10.00 per share, consisting of 5,000 shares, which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article Four of the Articles of Incorporation, the Board of Directors hereby creates a series of preferred stock, par value $10.00 per share, of the Corporation, and hereby fixes the designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, of the shares of such series, in addition to those set forth in the Articles of Incorporation, as set forth in the Certificate of Designations, Number, Voting Power, Preferences and Rights of Series E Convertible Preferred Stock of the Corporation attached hereto (the “Series E Certificate”) designating 5,000 shares of the Preferred Stock as Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and setting forth the designations, rights, and preferences of the Series E Preferred Stock, including provisions for the conversion of shares of Series E Preferred Stock into shares of the Corporation’s Common Stock, par value $0.001 per share.

(1) Definitions.  As used herein:

“Board” means the Board of Directors of the Corporation.

“Certificate of Designations” means the Certificate of Designations, Number, Voting Power, Preferences and Rights of Series E Convertible Preferred Stock of the Corporation.

“Code” means the Texas Business Organizations Code.

“Common Stock” means (i) the class of stock designated as the common stock of the Corporation as of January 1, 2014, or (ii) any other class of stock resulting from successive changes or reclassification of such stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

(2) Dividends.  In the event the Board shall declare a dividend payable in cash upon the outstanding shares of Common Stock out of funds of the Corporation legally available therefore pursuant to the Code (“Legally Available Funds”), or, at the discretion of the Corporation, in shares of Common Stock, the Board shall at the same time declare a dividend payable on each share of Series E Preferred Stock equal to the amount of the dividend payable on the number of shares of Common Stock into which each such share of Series E Preferred Stock could then be converted into pursuant to the provisions of Section 5 below (regardless of whether or not such shares could legally be converted at such time), such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

(3) [reserved]

(4) Voting Rights.

(a) Except as otherwise provided in this Certificate of Designations, each holder of Series E Preferred Stock shall be entitled to vote on all matters submitted for a vote of the holders of Common Stock a number of votes equal to the number of full shares of Common Stock into which such holder’s shares of Series E Preferred Stock could then be converted pursuant to the provisions of Section 5 below (regardless of whether or not such shares could legally be converted at such time), such number to be determined as of the record date for the determination of holders of Common Stock entitled to vote on any such matter, or, if no record date is fixed, then the record date for determination of holders of Series E Preferred Stock entitled to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which such meeting is held.  Except as otherwise required in this  Certificate of Designations or by the Code, the holders of the Series E Preferred Stock shall vote with the holders of outstanding Common Stock and any other preferred shares entitled to vote on any such matter, and not as a separate class or series.

(b) In addition to any vote or consent of shareholders required by law, the approval of the holders of a majority of the outstanding shares of Series E Preferred Stock, voting as a class, shall be required for the Corporation (i) to amend the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) or the Certificate of Designations to increase the authorized number of shares of Series E Preferred Stock; (ii) to amend, repeal or change any of the provisions of the Certificate of Incorporation or the Certificate of Designations in any manner that would alter or change the powers, preferences or special rights of the shares of Series E Preferred Stock so as to affect them adversely, including without limitation changing the voting percentage required for approval by the holders of Series E Preferred Stock of the foregoing matters; or (iii) otherwise to restrict the rights, preferences or privileges of the Series E Preferred Stock.

(5) Conversion Rights.  The shares of Series E Preferred Stock may be converted into shares of Common Stock on the terms and conditions set forth in this Section 5:

(a) Upon approval by the shareholders of the Company to increase the number of authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares and the filing of an amendment to the Articles of Incorporation to reflect such increase (the “Automatic Conversion Event”), each share of Series E Preferred Stock will automatically be converted into 1,000 shares of Common Stock (the “Conversion Rate”), which Conversion Rate shall be subject to adjustment as provided below in this Section 5.  The Corporation shall give prompt written notice to all holders of Series E Preferred Stock of the occurrence of the Automatic Conversion Event, and as soon thereafter as possible, the Corporation will deliver to each holder of Series E Preferred Stock shares of Common Stock deliverable upon the Automatic Conversion Event.  Upon surrender of the certificates for the shares of Series E Preferred Stock to be converted (properly endorsed or assigned for transfer), the Corporation shall cause certificates representing shares of Common Stock to be issued in the name of the holder or such other Person as the holder may specify in writing. Notwithstanding anything to the contrary set forth above, all shares of Series E Preferred Stock shall be deemed to be converted and cancelled as of the date of the Automatic Conversion Event. All share amounts set forth in this Section 5 shall be appropriately adjusted for stock splits, stock dividends, recapitalizations and the like.

(b) Upon conversion of any Series E Preferred Stock, all accrued and unpaid dividends on the Series E Preferred Stock so converted shall be paid in cash or in shares of Common Stock as provided in Section 2 above.

(c) If the Corporation shall at any time (i) pay or make a dividend or other distribution on any class or series of capital stock of the Corporation in Common Stock, (ii) subdivide (by means of a stock split or otherwise) its outstanding Common Stock into a larger number of shares or (iii) combine (by means of a reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior thereto shall be adjusted so that each share of Series E Preferred Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of one share of Series E Preferred Stock would have held immediately following the happening of any of the events described in (i) - (iii) above had such stock been converted into Common Stock immediately prior to the record date, if any, in the case of a dividend, distribution, subdivision or combination with respect to which the Corporation has fixed a record date for the determination of shareholders entitled to receive such dividend, distribution, subdivision or combination or, if no such record date has been fixed, the effective date of such dividend, distribution, subdivision or combination.  An adjustment made pursuant to this subsection (d) shall be effected at the time such dividend or distribution is made or paid or such subdivision or combination is effected and shall be effective retroactively with respect to conversions effected subsequent to any record date described in the immediately preceding sentence.

(d) In case at any time or from time to time the Corporation shall pay any dividend or make any other distribution to the holders of Common Stock of (i) any securities or property of any nature whatsoever (other than cash or as provided in subsection (d) above), or (ii) any warrants or other rights to subscribe for or purchase capital stock of the Corporation, then the Conversion Rate shall be adjusted to that number determined by multiplying the Conversion Rate immediately prior to such adjustment by a fraction (A) the numerator of which shall be the fair value (as determined in good faith by the Board) per share of Common Stock at the record date for such dividend or other distribution and (B) the denominator of which shall be such fair value per share of Common Stock minus the portion applicable to one share of Common Stock of the fair value (as determined in good faith by the Board) of any and all such securities or property to be distributed.  A reclassification of the Common Stock into Common Stock and shares of any other class of securities shall be deemed a distribution by the Corporation to the holders of its Common Stock of such other Common Stock and of such other class of securities within the meaning of this subparagraph and, if the outstanding Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Common Stock within the meaning of subsection (d) above.

(e) The following provisions of this subsection (f) shall also be applicable to the making of adjustments to the Conversion Rate:

(i) The adjustments required by this Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment shall be made (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in subsection (d) above) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least 1/20th of a share to or from the Conversion Rate in effect immediately prior to the making of such adjustment.  Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made so soon as such adjustment, together with other adjustments required by this Section 5 and not previously made, would result in a minimum adjustment.  For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(ii) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(f) In the case of a merger, share exchange of all issued and outstanding shares of Common Stock, consolidation or the sale or conveyance of all or substantially all of the assets of the Corporation for which approval of the holders of the Common Stock is necessary, or in the case of any capital reorganization or any reclassification or similar change of the outstanding Common Stock (other than as at forth in subsection (c) above), each share of Series E Preferred Stock, if any, outstanding following such transaction shall thereafter be convertible into the kind and amount of securities or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change by a holder of the number of shares of Common Stock into which such Series E Preferred Stock might have been converted immediately prior to such merger, sale, conveyance reorganization, reclassification or change, assuming such holder of Common Stock failed to exercise his rights of election, if any, as to the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change (provided that if the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing shares”) then for the purpose of this subsection the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change by each non-electing share shall be deemed to be the kind and amount so receivable by a plurality of the non-electing shares); and, in any such case, appropriate adjustments (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series E Preferred Stock to the and that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any stock or other property thereafter deliverable upon the conversion of the Series E Preferred Stock.

(g) Whenever the Conversion Rate or terms of conversion are adjusted or readjusted as herein provided, the Corporation shall prepare a notice setting forth such adjustment or readjustment and showing in detail the facts upon which each adjustment or readjustment is based, and such notice shall forthwith be mailed by first class mail to the holders of shares of Series E Preferred Stock so affected at their last known address shown on the stock books of the Corporation.

(h) After such time as the Corporation has authorized but unissued shares of Common Stock equal to or exceeding the number of shares of Common Stock issuable upon conversion of all shares of Series E Preferred Stock: (i) the Corporation shall reserve and keep available, out of its authorized but unissued Common Stock or out of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the Series E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series E Preferred Stock from time to time outstanding; and (ii) the Corporation shall from time to time in accordance with the Code increase the authorized amount of its Common Stock if at any time the authorized number of share of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series E Preferred Stock outstanding from time to time.

(i) No fractional shares of Common Stock are to be delivered upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be deliverable in an amount equal to the same fraction of the current market price per share of Common Stock on the date of conversion, such current market price to be determined in good faith by the Board.

(j) The Corporation will pay any issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Common Stock on conversion of Series E Preferred Stock pursuant hereto.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(6) Notices of Record Date.  In the event that the Corporation shall propose at any time:

(a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c) to merge, engage in a share exchange of all issued and outstanding shares of Common Stock  or consolidate with or into any other corporation (except for a Surviving Combination), or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

then, in connection with any such event, the Corporation shall send to the then holders of record of Series E Preferred Stock (the “Record Holders”): (i) in the case of the matters referred to in (a) and (b) above, at least ten (10) days prior written notice of  the earlier of the date of  record for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or the record date for determining rights to vote in respect of the matters referred to in (a) or (b) above; and  (ii)  in the case of the matters referred to in (c), at least ten (10) days prior written notice of the earlier of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) or the record date for determining rights to vote in respect of the matters referred to in (c)  above.

Each such written notice shall be delivered or given by first class mail, postage prepaid, addressed to the Record Holders at the address for each such holder as shown on the books and records of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed on behalf of the Corporation by its Chief Executive Officer on this 9th day of May, 2014.

/s/ Robert H. Lutz, Jr.
Robert H. Lutz, Jr.
Chief Executive Officer